                                                                   Exhibit (p.1)


                       THE PAYDEN & RYGEL INVESTMENT GROUP

                                 CODE OF ETHICS


    The Payden & Rygel Investment Group (the "Trust"), pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"), and Payden & Rygel, the investment adviser to the Trust ("P&R"), pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"), have each adopted this Code of Ethics for, in the case of the Trust, its trustees, officers and Advisory Persons, and in the case of P&R, its employees. This Code of Ethics is designed to prevent designated persons from engaging in inappropriate personal securities transactions and to require reports from such persons of certain purchases and sales of securities.

A.  DEFINITIONS

    When used in this Code of Ethics, the following terms have the following meanings:

    1. ACCESS PERSON. The term "Access Person" means any trustee, officer or Advisory Person of the Trust, and any director, officer or employee of P&R.

    2. ADVISORY PERSON. The term "Advisory Person" means any employee of the Trust, or any director, officer or employee of P&R. In the event that any individual or company should be in a control relationship to the Trust or to P&R, the term "Advisory Person" would include such an individual or any employee of such a company to the same extent as an employee of the Trust or of P&R.

    3. AFFILIATED ACCESS PERSON. The term "Affiliated Access Person" means a spouse, minor children and relatives resident in an Access Person's home, as well as another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership.

    4. AUTOMATIC INVESTMENT PLAN. An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

    5. BENEFICIAL OWNERSHIP. "Beneficial ownership" has the same meaning as would be used in determining whether an employee is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder. "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in an Access Person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits


Restated Effective October 5, 2004
        substantially equivalent to those of ownership. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request, and should be studied carefully by any Access Person concerned with this definition before preparing any report required hereunder.

    6. CONSIDERED FOR PURCHASE OR SALe. A security is "being considered for purchase or sale" when a recommendation to purchase or sell such security has been made and communicated by any Access Person in the course of his or her duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

    7.  CONTROL. The term "control" has the same meaning as that set forth in
        Section 2(a)(9) of the 1940 Act.

    8. DISINTERESTED TRUSTEE. The term "disinterested trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

    9. COVERED SECURITY. The term "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

        a.  Direct obligations of the Government of the United States;

        b. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

        c.  Shares issued by money market Funds;

        d.  Shares issued by open-end Funds; and

        e. Shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

        Any prohibition or reporting obligation relating to a Covered Security applies to any option, warrant or right to purchase or sell such Covered Security and any security convertible into or exchangeable for such Covered Security. Further, the term "security" is very broad and includes items such as limited partnerships, foreign unit investment trusts and foreign mutual funds and private investment funds, hedge funds and investment clubs.

    10. FUND. The Term "Fund" means an investment company registered under the 1940 Act.

    11. INITIAL PUBLIC OFFERING. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

    12. LIMITED OFFERING. The term "limited offering" means an offering that is exempt from registration under the 1933 Act, pursuant to section 4(2) or section 4(6), or pursuant to sections 230.504, 230.505 or 230.506 of the regulations under the Advisers Act.

    13. REPORTABLE FUND. The term "Reportable Fund" means:

        a. Any Fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or

        b. Any Fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

    14. REPORTABLE SECURITY. The term "Reportable Security" means any Covered Security, including any Reportable Fund.

    15. SHORT-TERM TRADING. "Short-term trading" is defined as a purchase and sale, or sale and purchase, of the same (or equivalent) securities, which both occur within any 60-day period.


B.  PERSONAL SECURITIES TRANSACTIONS

    1. PRE-APPROVAL OF COVERED SECURITIES TRANSACTIONS. To avoid any appearance of conflict of interest, the Trust and P&R each has determined that any Access Person must seek prior approval of all Covered Securities transactions to be entered into by the Access Person or any Affiliated Access Person, except the Exempt Securities Transactions specifically listed in paragraph B.3, below. An Access Person does this by accessing the automated Payden & Rygel Personal Trading Compliance System to determine if a proposed Covered Securities transaction will be approved. This automated process is maintained on P&R's in-house Juneau system.

        FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO BUSINESS DAYS TO EXECUTE THE COVERED SECURITIES TRANSACTION. If the transaction is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to engage in the transactions.

    2. PROHIBITED COVERED SECURITIES TRANSACTIONS. Unless the Access Person has obtained specific prior written approval (see the Prohibited Covered Securities Transaction: Approval of Exemption Procedures in paragraph B.4, below), an Access Person may not engage in any of the following prohibited securities transactions:

        a. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (a "Restricted Covered Security") in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being purchased or sold by P&R on behalf of the Trust or of another investment advisory client of P&R, or is being considered for such purchase or sale. This prohibition shall continue until five days after the time that P&R completes the purchase or sale of the Restricted Covered Security, or determines not to make the purchase or sale. Any profits realized by the Access Persons in violation of this provision shall be disgorged to the Trust or to the investment advisory client of P&R. The automated Payden & Rygel Personal Trading Compliance System is programmed to identify such Restricted Covered Securities.

        b. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (a "Client Covered Security") in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which Client Covered Security is issued by a company that (i) is an investment advisory client of P&R, and (ii) P&R is likely to be in a position at some point to have possession of material nonpublic information about the company. Any profits realized by Access Persons in violation of this provision shall be disgorged to the investment advisory client of P&R. The automated Payden & Rygel Personal Trading Compliance System is programmed to identify such Client Covered Securities.

        c. Access Persons are prohibited from purchasing any Covered Security in an initial public offering, or in a limited offering, except with the prior written approval of the President of P&R, or the Chief Compliance Officer of P&R, who shall consult with senior Advisory Persons of P&R who have no personal interest in the issuer prior to granting such approval. Any Advisory Person obtaining such approval shall fully disclose to the Trust or to any other affected investment advisory client of P&R his or her investment when playing a part in the investment consideration of, or the actual investment in, such an initial public offering or in a limited offering.

        d. No Access Person shall engage in short-term trading of any Covered Security. Any profits realized by the Access Person from short-term trading of the security shall be disgorged to the Trust.

    3.  EXEMPT COVERED SECURITIES TRANSACTIONS.

        a.  The following Covered Securities transactions are exempt from the
            (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph B.1, above, (2) the "Prohibited Covered Securities Transactions" limitations set forth in paragraph B.2, above, and (3) the "Reporting Requirements" procedures in paragraph B.5, below:

            1. Covered Securities transactions effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and with respect to which the Access Person does not in fact influence or control such transactions.

            2.  Transactions that are part of an automatic investment plan.

            3. Exchange-traded derivatives on broad-based indices, interest rates, or currencies.

        b.  The following Covered Securities transactions are exempt from the
            (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph B.1, above, (2) the "Prohibited Covered Securities Transactions" limitations set forth in paragraph B.2, above, and (3) the reporting of quarterly transactions under the "Reporting Requirements" procedures in paragraph B.5, below. However, the securities themselves are still subject to the Annual Holdings Report requirement:

            1. Purchases or sales that are non-volitional on the part of either the Access Person or the Trust.

            2. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

        c.  The following Covered Securities transactions are exempt from the
            (1) "Pre-Approval of Covered Securities Transactions" procedures in paragraph B.1, above, and (2) the "Prohibited Covered Securities Transactions" limitations set forth in paragraph B.2.a. and b. only, above.

            However, they are still subject to the "Prohibited Covered Securities Transactions" limitations set forth in paragraph B.2.c. and d.

            They are also subject to all of the "Reporting Requirements" procedures in paragraph B.5, below:

            1. Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the Access Person has no prior knowledge of the Trust's activity in such security and the issuer has a market capitalization greater than $1 billion.

                FOLLOWING RECEIPT OF APPROVAL, THE ACCESS PERSON HAS TWO BUSINESS DAYS TO EXECUTE THE TRADE. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

    4. PROHIBITED COVERED SECURITIES TRANSACTION: APPROVAL OF EXEMPTION PROCEDURES.

        If an Access Person desires to engage in a Prohibited Securities Transaction (see paragraph B.2, above), the Access Person must have the prior written approval of P&R's Chief Compliance Officer, or in his absence, the prior written approval of P&R's Vice President, Risk Management. Such approval may be granted ONLY ON THE BASIS that (i) the transaction is not likely to be harmful to a Payden & Rygel Covered Client, or to a Paydenfund or other mutual fund advised by Payden & Rygel, and (ii) the decision to buy or sell the security is not based on material non-public information concerning the issuer.

        To obtain prior approval to engage in a Prohibited Covered Securities Transaction, the Access Person must:

        a. Complete a Prohibited Covered Securities Transaction: Approval of Exemption form. This form may be accessed as a part of the automated Payden & Rygel Personal Trading Compliance System.

        b. Present the completed form to P&R's Chief Compliance Officer, or in his absence, P&R's Vice President, Risk Management, for written approval BEFORE executing the trade.

            THE FORM MUST BE COMPLETED AND THE WRITTEN APPROVAL OBTAINED BEFORE THE TRANSACTION MAY BE COMPLETED.

        c. Deliver the completed form with the written approval to P&R's Compliance Department.

            ONCE THE ACCESS PERSON OBTAINS EXEMPTION APPROVAL, HE OR SHE WILL HAVE TWO BUSINESS DAYS TO EXECUTE THE TRADE. If the trade is not executed within two business days, the approval lapses and the Access Person will again need to seek approval, if he or she still wishes to transact the trade.

    5.  REPORTING REQUIREMENTS.

        a. Disinterested Trustees. A disinterested trustee of the Trust shall report any Covered Security Transaction in a security if such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee, such security is or was purchases or sold by the Trust or is or was considered for purchase or sale.

        b. Access Persons (other than disinterested trustees). To ensure that all Access Persons and their Affiliated Access Persons adhere to the Payden & Rygel Personal Trading Policies and Procedures, all Access Persons, on behalf of themselves and any Affiliated Access Persons, must provide the following information:

            1. INITIAL HOLDINGS REPORT. Upon being hired, all Access Persons are required to complete a Disclosure of Personal Reportable Securities Holdings - Initial Report and submit the completed report within ten (10) days of their first day of employment. This report lists the title, number of shares and principal amount of each Reportable Security, other than Exempt Covered Securities (see paragraph B.3.a. and b, above), in which the Access Person and any Affiliated Access Persons have any direct or indirect beneficial ownership at the time the Access Person joins Payden & Rygel. It also lists the name of any broker-dealer or bank at which the Access Person or Affiliated Access Person maintains an account for the reported securities.

            2. ANNUAL HOLDINGS REPORT. No later than February 14 of each year, all employees are required to complete a Disclosure of Personal Reportable Securities Holdings - Annual Report. This report lists the title, number of shares and principal amount of each Reportable Security, other than Exempt Covered Securities (see paragraph

                B.3.a. and b, above), in which the Access Person and any Affiliated Access Person has any direct or indirect beneficial ownership as of December 31 of the preceding year. It also lists the name of any broker-dealer or bank at which the Access Person or Affiliated Access Person maintains an account for the reported securities.

            3. QUARTERLY TRANSACTIONS REPORT. All Access Persons, on behalf of themselves and any Affiliated Access Persons, are required to complete a Quarterly Report of Personal Reportable Securities Transactions within the first thirty (30) days after the end of each calendar quarter providing information regarding the reportable securities transactions in which they engaged during the preceding quarter.

                This report is submitted electronically through the Payden & Rygel Personal Trading Compliance System, which is accessed through the firm's Juneau system.

                For Reportable Securities Transactions, other than Exempt Covered Securities Transactions listed in paragraph B.3.a. and b, above, this report lists the date of the transaction, the security, the quantity (e.g., number of shares), the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the share price at which the transaction was effected, the total dollar amount of the transaction, the name of the broker-dealer or bank through which the transaction was effected, and the account number at the broker-dealer or bank.

                In addition, with respect to any account established by the Access Person or any Affiliated Access Person in which securities, other than Exempt Covered Securities listed in paragraph B.3.a. and b, above, were held during the quarter, the name of the broker-dealer or bank with whom the account was established, the date the account was established, the account number and such other information on the account as may be requested by P&R.

                EACH ACCESS PERSON MUST COMPLETE THIS FORM, EVEN IF THE ACCESS PERSON OR ANY AFFILIATED ACCESS PERSON DID NOT HAVE ANY REPORTABLE TRANSACTIONS DURING THE PRECEDING QUARTER.

        c. Duplicate Confirmations. Each Access Person must advise P&R's Compliance Department of the name, address and contact person at any broker/dealer or bank at which the Access Person, or any Affiliated Access Person, has any securities accounts, other than accounts containing only Exempt Covered Securities listed in paragraph B.3.a. and b, above.

            This information is required so that P&R's Compliance Department may request the broker/dealer or bank to provide P&R with duplicate confirmation statements or monthly/quarterly account statements for any Reportable Securities transactions by the Access Person or any Affiliated Access Person.

        d. Review of Reports. The initial holdings report, annual holdings report and quarterly transactions reports for each Access Person will be reviewed quarterly and annually, as the case may be, or more frequently, if necessary, by the Compliance Department to ensure compliance with the Payden & Rygel Personal Trading Policies and Procedures.

    6.  ANNUAL CERTIFICATION.

        All Access Persons shall certify annually that (i) they have read and understand this Code of Ethics, (ii) they recognize they are subject to the Code of Ethics, (iii) they have complied with the requirements of the Code of Ethics, and (iv) they have disclosed or reported all personal securities transaction that are required to be disclosed or reported pursuant to the Code of Ethics.

    7.  CONSEQUENCES.

        The policies and procedures outlined above have been established to ensure that all Access Persons and their Affiliated Access Persons adhere to the highest standards in their personal securities trading. Failure to comply with these policies and procedures constitutes a violation of this Code of Ethics. Any material violations are reported to the Board of Directors of P&R and to the Board of Trustees of the Trust, or of any other mutual fund for which P&R is an investment adviser. P&R's Board of Directors or the Trust's Board of Trustees may impose any sanctions it deems appropriate under the circumstances, including censure, suspension, or termination of employment.

C.  GIFTS.

    Access Persons are prohibited from receiving any gift of item valued at more than $100 per donor per year from any person or entity that does business with or on behalf of the Trust.

D.  SERVICE AS A DIRECTOR.

    Access Persons are prohibited from serving on the board of directors of a company whose stock is publicly traded, absent prior authorization from the P&R's President or P&R's Chief Compliance Officer based upon a determination that the board service would be consistent with the interests of the Trust and its shareholders and P&R. In the event that such service by an Access Person is approved, such Access Person shall be isolated from those making investment decisions with respect to such company.

E.  CONFIDENTIALITY.

    No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Trust or of P&R) any information regarding securities transactions made or being considered by or on behalf of the Trust or of another investment advisory client of P&R.